UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

                                   Date of Report (Date of earliest reported):   July 5, 2013

BRAEDEN VALLEY MINES INC.
 (Exact Name of Registrant as Specified in Its Charter)

Nevada
 (State or Other Jurisdiction of Incorporation)

000-54936                                      26-3257291
         (Commission File Number)     (I.R.S. Employer Identification No.)

Bella Vista, Calle Gracia, Casa 19A, Panama City, Panama
(Address of Principal Executive Offices)      (Zip Code)

Registrant’s telephone number, including area code: 877.539.5644

ITEM 5.02 – DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On July 5, 2013, the Board of Directors (the “Board”) of Braden Valley Mines Inc., a Nevada corporation (the “Company”) received the resignations of Mr. Ronald Erickson acting as the Company’s President, Secretary, Treasurer and as a member of the Board of Directors.

On July 5, 2013, the Board appointed Mr. Braulio Alejandro Vasquez (age 39) as the Company’s President, and Treasurer. In addition Mr. Hilario Vanegas Gutierrez (age 38) was appointed as the Company’s Secretary. Messers, Vasquez and Gutierrez will hold these positions until they resign or are replaced by the Board. Messers Vasquez and Gutierrez have been serving as members of the Company's Board of Directors since inception.

Mr. Vasquez is a Panamanian citizen. Mr. Vasquez attended Florida International University and holds a B.A. in Marketing and International Business Management. From 2006 to 2007, he was the eBusinees Marketing Coordinator for Frontiers Inc. Providing advice and services for foreigners wanting to do business in Panama.Mr. Vasquez duties included project management, establishing the image for the company, implementing sales on the world wide web. From 2002 to 2006, he served as Marketing Specialist for Loewen Windows; from 2001 to 2002, he served in International Sale – Market Development for Loewen Windows; and from 1999 to 2001 he was an International Sales representative – Latin America for Optima Systems Inc. Mr. Vasquez does not serve as a director of any company with a class of securities registered pursuant to section 12 of the U.S. Securities Exchange Act of 1934 or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940. Mr. Vasquez was named to our Board of Directors because he is one of our largest shareholders.

Mr. Guiterrez is a Panamanian citizen. From 2003 to 2009, Mr. Guiterrez served as a Manager of Agencia de Seguridad omega 270-7981, a Panamanian company located in Panama City, Panama, providing security services including alarm systems. Mr. Vasquez’s duties includes managing all security personnel. Mr. Guiterrez does not serve as a director of any company with a class of securities registered pursuant to section 12 of the U.S. Securities Exchange Act of 1934 or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940. Mr. Guiterrez was named to our Board of Directors because he is one of our largest shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAEDEN VALLEY MINES INC.

Date: August 8, 2013	By:	/s/ B. Alejandro Vasquez
Name: B. Alejandro Vasquez
Title: President